Filed pursuant to Rule 424(b)(2)

Registration No. 333-271881

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated July 11, 2025
 PRELIMINARY PRICING SUPPLEMENT dated July 11, 2025
(To Product Supplement No. 3 dated September 28, 2023
Prospectus Supplement dated May 12, 2023
and Prospectus dated May 12, 2023)

Jefferies Financial Group Inc. Medium-Term Notes, Series A

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

■        Linked to the lowest performing of the Class A common stock of DraftKings Inc., the Class A common stock of CrowdStrike Holdings, Inc., the common stock of Constellation Energy Corporation and the Class A common stock of Carvana Co. (each referred to as an “Underlying Stock”)
■       Unlike ordinary debt securities, the notes do not provide for fixed payments of interest and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the notes pay a contingent coupon and whether the notes are automatically called prior to stated maturity will depend, in each case, on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day. The lowest performing Underlying Stock on any calculation day is the Underlying Stock that has the lowest stock closing price on that calculation day as a percentage of its starting price
■      Contingent Coupon. The notes will pay a contingent coupon on a monthly basis until the earlier of stated maturity or automatic call if, and only if, the stock closing price of the lowest performing Underlying Stock on the calculation day for that month is greater than or equal to its coupon threshold price. However,if the stock closing price of the lowest performing Underlying Stock on a calculation day is less than its coupon threshold price, you will not receive any contingent coupon for the relevant month. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on every calculation day, you will not receive any contingent coupons throughout the entire term of the notes. The coupon threshold price for each Underlying Stock is equal to 75% of its starting price. The contingent coupon rate will be determined on the pricing date and will be at least 12.20% per annum
■        Automatic Call.  If the stock closing price of the lowest performing Underlying Stock on any of the calculation days from July 2026 to June 2030, inclusive, is greater than or equal to its starting price, the notes will be automatically called for the face amount plus a final contingent coupon payment
■        Maturity Payment Amount.  If the notes are not automatically called prior to stated maturity, you will receive the face amount at stated maturity but you will not participate in any appreciation of any Underlying Stock and will not receive any dividends on any Underlying Stock
■        Repayment of principal at maturity regardless of the performance of the lowest performing Underlying Stock (subject to our credit risk)
■      Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day. You will not benefit in any way from the performance of the better performing Underlying Stocks. Therefore, you will be adversely affected if any Underlying Stock performs poorly, even if the other Underlying Stocks perform favorably
■         All payments on the notes are subject to our credit risk, and you will have no ability to pursue any Underlying Stock for payment; if we default on our obligations under the notes, you could lose some or all of your investment
■         No exchange listing; designed to be held to maturity

We estimate that the value of each note on the pricing date will be approximately $949.20, or within $30.00 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Notes” in this pricing supplement.
The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.
The notes are senior unsecured obligations of Jefferies Financial Group Inc. and, accordingly, all payments are subject to our credit risk. If we default on our obligations under the notes, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
Original Offering Price	Agent Discount(1)(2)	Proceeds to the Issuer
Per Note	$1,000.00	$33.25	$966.75
Total
(1)
Jefferies LLC and Wells Fargo Securities, LLC are the agents for the distribution of the notes and are acting as principal.  See “Terms of the Notes—Agents” and “Estimated Value of the Notes” in this pricing supplement for further information.

(2)
In respect of certain notes sold in this offering, Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Jefferies	Wells Fargo Securities

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Terms of the Notes

Issuer:	Jefferies Financial Group Inc.
Underlying Stocks:
The Class A common stock of DraftKings Inc. (Bloomberg ticker: DKNG), the Class A common stock of CrowdStrike Holdings, Inc. (Bloomberg ticker: CRWD), the common stock of Constellation Energy Corporation (Bloomberg ticker: CEG) and the Class A common stock of Carvana Co. (Bloomberg ticker: CVNA) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”). We refer to the issuer of each Underlying Stock as an “Underlying Stock Issuer” and collectively as the “Underlying Stock Issuers.”

Pricing Date*:	July 25, 2025
Issue Date*:	July 30, 2025
Original Offering Price:	$1,000 per note.
Face Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.
Contingent Coupon Payment:
On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per note as follows: ($1,000 × contingent coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
If the stock closing price of the lowest performing Underlying Stock on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on all calculation days, you will not receive any contingent coupon payments over the term of the notes.

Contingent Coupon Payment Dates:
Monthly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “-Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.

Contingent Coupon Rate:	The “contingent coupon rate” will be determined on the pricing date and will be at least 12.20% per annum.
Automatic Call:
If the stock closing price of the lowest performing Underlying Stock on any of the calculation days from July 2026 to June 2030, inclusive, is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per note in U.S. dollars equal to the face amount plus a final contingent coupon payment. The notes will not be subject to automatic call until the twelfth calculation day, which is approximately one year after the issue date.
If the notes are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the notes after such call settlement date. You will not receive any notice from us if the notes are automatically called.

Calculation Days*:
Monthly, on the 25th day of each month, commencing August 2025 and ending June 2030, and the final calculation day, each subject to postponement as described below under “-Market Disruption Events and Postponement Provisions.” We refer to July 25, 2030 as the “final calculation day.”

Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable).
Stated Maturity Date*:	July 30, 2030, subject to postponement. The notes are not subject to repayment at the option of any holder of the notes prior to the stated maturity date.

PRS-2

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Maturity Payment Amount:
If the notes are not automatically called prior to the stated maturity date, then on the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The “maturity payment amount” per note will equal $1,000.
Any return on the notes will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock.

Lowest Performing Underlying Stock:	For any calculation day, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that calculation day.
Performance Factor:	With respect to an Underlying Stock on any calculation day, its stock closing price on such calculation day divided by its starting price (expressed as a percentage).
Stock Closing Price:
With respect to each Underlying Stock, stock closing price has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:
With respect to the Class A common stock of DraftKings Inc.:$         , its stock closing price on the pricing date.
With respect to the Class A common stock of CrowdStrike Holdings, Inc.:$            , its stock closing price on the pricing date.
With respect to the common stock of Constellation Energy Corporation:$          , its stock closing price on the pricing date.
With respect to the Class A common stock of Carvana Co.:$          , its stock closing price on the pricing date.

Coupon Threshold Price:
With respect to the Class A common stock of DraftKings Inc.:$          , which is equal to 75% of its starting price.
With respect to the Class A common stock of CrowdStrike Holdings, Inc.:$            , which is equal to 75% of its starting price.
With respect to the common stock of Constellation Energy Corporation:$          , which is equal to 75% of its starting price.
With respect to the Class A common stock of Carvana Co.:$          , which is equal to 75% of its starting price.

Market Disruption Events and Postponement Provisions:
Each calculation day (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed, and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Agents:
Jefferies LLC and Wells Fargo Securities, LLC (“WFS”) are the agents for the distribution of the notes. The agents will receive an agent discount of up to $33.25 per note. The agents may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $20.00 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of

PRS-3

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

the underwriting discount to WFA as a distribution expense fee for each note sold by WFA.
In addition, in respect of certain notes sold in this offering, Jefferies LLC may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.
The agents and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes.  If the agents or any other dealer participating in the distribution of the notes or any of their affiliates conduct hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	47233YKU8

*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-4

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with product supplement No. 3 dated September 28, 2023, the prospectus supplement dated May 12, 2023 and the prospectus dated May 12, 2023 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Financial Group Inc., unless the context requires otherwise.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. 3 dated September 28, 2023:
https://www.sec.gov/Archives/edgar/data/96223/000114036123045643/ef20011443_424b2.htm
•	Prospectus Supplement dated May 12, 2023 and Prospectus dated May 12, 2023:
https://www.sec.gov/Archives/edgar/data/96223/000114036123024421/ny20009069x3_424b2.htm

PRS-5

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Estimated Value of the Notes
The face amount of each note is $1,000.  The original issue price will equal 100% of the face amount per note.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the original offering price.  We estimate that the value of each note on the pricing date will be approximately $949.20, or within $30.00 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.
Valuation of the Notes
Jefferies LLC calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Selected Risk Considerations—The estimated value of the notes was determined for us by our subsidiary using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the notes is a function of the terms of the notes and the inputs to Jefferies LLC’s proprietary pricing models.  The range for the estimated value of the notes set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to Jefferies LLC’s proprietary pricing models on the pricing date.
Since the estimated value of the notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 5-month period.
The relationship between the estimated value on the pricing date and the secondary market price of the notes
The price at which the agents or any of their respective affiliates purchase the notes in the secondary market, absent changes in market conditions, including those related to interest rates and the Underlying Stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as a bid-offer spread that would be charged in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
The agents and/or their respective affiliates may, but are not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

PRS-6

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Investor Considerations
The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:
■
seek an investment with contingent coupon payments at a rate of at least 12.20% per annum (to be determined on the pricing date) until the earlier of stated maturity or automatic call, if, and only if, the stock closing price of the lowest performing Underlying Stock on the applicable calculation day is greater than or equal to 75% of its starting price;

■	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the notes;
■	understand that the notes may be automatically called prior to stated maturity and that the term of the notes may be as short as approximately one year;
■
understand that the return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day and that they will not benefit in any way from the performance of the better performing Underlying Stocks;

■	understand that the notes are riskier than alternative investments linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock;
■	are willing to forgo participation in any appreciation of any Underlying Stock and dividends on the Underlying Stocks; and
■	are willing to hold the notes until maturity.
The notes may not be an appropriate investment for investors who:
■	seek a liquid investment or are unable or unwilling to hold the notes to maturity or any earlier automatic call;
■	seek a note with a fixed term;
■
are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek the certainty of current income over the term of the notes;
■	seek exposure to the upside performance of any or each Underlying Stock;
■
seek exposure to a basket composed of each Underlying Stock or a similar investment in which the overall return is based on a blend of the performances of the Underlying Stocks, rather than solely on the lowest performing Underlying Stock;

■	are unwilling to accept the risk of exposure to the Underlying Stocks;
■	are unwilling to accept our credit risk; or
■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlying Stocks, please see the section titled “The Underlying Stocks” below.

PRS-7

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Determining Payment On A Contingent Coupon Payment Date and at Maturity
If the notes have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the stock closing price of the lowest performing Underlying Stock on the related calculation day.
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day. The lowest performing Underlying Stock on any calculation day is the Underlying Stock with the lowest performance factor on that calculation day. The performance factor of an Underlying Stock on a calculation day is its stock closing price on that calculation day as a percentage of its starting price (i.e., its stock closing price on that calculation day divided by its starting price).
Step 2: Determine whether a contingent coupon is paid on the applicable contingent coupon payment date based on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day, as follows:

If the notes have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final contingent coupon payment, if any) a cash payment per note (the maturity payment amount) equal to the face amount.

PRS-8

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Selected Risk Considerations
The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.
Risks Relating To The Notes Generally
You May Receive Only the Face Amount of Your Notes at Maturity.
Assuming your notes are not automatically called, the maturity payment amount will be limited to the face amount. The overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate. Also, the market price of your notes prior to a call settlement date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.
On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. The coupon threshold price for each Underlying Stock is 75% of its starting price. If the stock closing price of the lowest performing Underlying Stock on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on each calculation day over the term of the notes, you will not receive any contingent coupon payments over the entire term of the notes.
The Notes Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.
You are subject to the full risks of each Underlying Stock. If any Underlying Stock performs poorly, you will be negatively affected, even if the other Underlying Stocks perform favorably. The notes are not linked to a basket composed of the Underlying Stocks, where the better performance of some Underlying Stocks could offset the poor performance of others. Instead, you are subject to the full risks of whichever Underlying Stock is the lowest performing Underlying Stock on each calculation day. As a result, the notes are riskier than an alternative investment linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock. You should not invest in the notes unless you understand and are willing to accept the full downside risks of each Underlying Stock.
Your Return On The Notes Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.
Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day. Although it is necessary for each Underlying Stock to close at or above its respective coupon threshold price on the relevant calculation day in order for you to receive a contingent coupon payment, you will not benefit in any way from the performance of the better performing Underlying Stocks. The notes may underperform an alternative investment linked to a basket composed of the Underlying Stocks, since in such case the performance of the better performing Underlying Stocks would be blended with the performance of the lowest performing Underlying Stock, resulting in a better return than the return of the lowest performing Underlying Stock alone.
You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
It is preferable from your perspective for the Underlying Stocks to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that any one of the Underlying Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Underlying Stocks to perform poorly; the performance of the better performing Underlying Stocks is not relevant to your return on the notes. It is impossible to predict what the relationship among the Underlying Stocks will be over the term of the notes. To the extent the Underlying Stocks represent a different equity market, such equity markets may not perform similarly over the term of the notes.

PRS-9

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

You Will Not Participate In Any Positive Performance Of Any Underlying Stock.
You will not participate in any increase in the value of any Underlying Stock over the term of the notes. Your maximum possible return on the notes will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of any or each Underlying Stock.
Higher Contingent Coupon Rates Are Associated With Greater Risk.
The notes offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates. The volatility of the Underlying Stocks and the correlation among the Underlying Stocks are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underlying Stocks tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underlying Stocks or lower expected correlation among the Underlying Stocks as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of at least one Underlying Stock will be less than its coupon threshold price on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the notes.
The Notes Are Subject To A Potential Automatic Call, Which Would Limit Your Ability To Receive Further Payment On The Notes.
The notes are subject to a potential automatic call. If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. The notes will be automatically called if, on any calculation day from July 2026 to June 2030, inclusive, the stock closing price of the lowest performing Underlying Stock is greater than or equal to its starting price. If the notes are automatically called, you will be entitled to receive the face amount plus a final contingent coupon payment, and no further amounts will be payable with respect to the notes. In this case, you will lose the opportunity to receive payment of any contingent coupon payments that otherwise would be payable after the date of the automatic call. If the notes are called, you may be unable to invest in other notes with a similar level of risk that could provide a return that is similar to the notes.
A Contingent Coupon Payment Date, A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
A calculation day (including the final calculation day) with respect to an Underlying Stock will be postponed if the applicable originally scheduled calculation day is not a trading day with respect to any Underlying Stock or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying Stock on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related contingent coupon payment date or call settlement date, as applicable, will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last final calculation day as postponed.
Risks Related to Tax
The Tax Treatment of Your Notes is Uncertain. However, It Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes
The tax treatment of your notes is uncertain.  However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer expects to so treat the notes.  Under those rules, you generally will be required to account for coupons on the notes in the manner described under “Supplemental Discussion of U.S. Federal Income Tax Considerations” below.  If you are a secondary purchaser of the notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of U.S. Federal Income Tax Considerations” below for a more detailed discussion.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
PRS-10

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities
Please see the discussion under “United States Federal Taxation—FATCA Legislation” in the accompanying prospectus supplement for more information.
Risks Relating To An Investment In Our Debt Securities, Including The Notes
The Notes Are Subject To Our Credit Risk.
The notes are our obligations and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to our creditworthiness and you will have no ability to pursue any Underlying Stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations under the notes, you may not receive any amounts owed to you under the terms of the notes.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
The Estimated Value Of The Notes On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the original offering price.  These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our subsidiaries in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our subsidiaries in connection with hedging our obligations under the notes.  These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you.  The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes.  See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.
The Estimated Value Of The Notes Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying Stocks.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes.  Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our subsidiaries may determine for the notes for other purposes, including for accounting purposes.  You should not invest in the notes because of the estimated value of the notes.  Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.
Since the estimated value of the notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.

The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the notes.
PRS-11

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor.  In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the notes will be less than the original offering price.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 5-month period.  WFS has advised us that, if you hold the notes through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.  If you hold your notes through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS, WFA or any of their affiliates.
The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the notes prior to stated maturity will be affected by the then-current value of the Underlying Stocks, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: Underlying Stock performance of each Underlying Stock; interest rates; volatility of the Underlying Stocks; correlation among the Underlying Stocks; time remaining to maturity; and dividend yields on the Underlying Stocks.  When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. The value of the notes will also be limited by the automatic call feature because if the notes are automatically called, you will not receive the contingent coupon payments that would have been paid, if any, had the notes been called on a later calculation day or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of any or all of the Underlying Stocks.  Because numerous factors are expected to affect the value of the notes, changes in the values of the Underlying Stocks may not result in a comparable change in the value of the notes.
The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agents and/or their respective affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agents are willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

PRS-12

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Risks Relating To The Underlying Stocks
Any Payments On The Notes And Whether The Notes Are Automatically Called Will Depend Upon The Performance Of Each Underlying Stock And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
●
Investing In The Notes Is Not The Same As Investing In The Underlying Stocks. Investing in the notes is not equivalent to investing in the Underlying Stocks. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the Underlying Stocks for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stocks. As a holder of the notes, you will not have any voting rights or any other rights that holders of the Underlying Stocks would have.

●	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Notes.
●	We Cannot Control Actions By The Underlying Stock Issuer of any Underlying Stock.
●	We And Our Subsidiaries Have No Affiliation With The Underlying Stock Issuer of any Underlying Stock And Have Not Independently Verified Its Public Disclosure Of Information.
●	The Notes May Become Linked To The Common Stock Of A Company Other Than an Original Underlying Stock Issuer.
●	You Have Limited Anti-dilution Protection.

The Underlying Stocks Have Limited Actual Historical Information.
The Underlying Stocks have commenced trading recently. Because the Underlying Stocks have limited actual historical performance data, your investment in the notes may involve a greater risk than investing in notes linked to underlying stocks with a more established record of performance.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes.  In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our subsidiaries or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.  Our subsidiaries or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.
●
The calculation agent is our subsidiary and may be required to make discretionary judgments that affect the return you receive on the notes.  JFSI, a wholly owned subsidiary of Jefferies Financial Group Inc., will be the calculation agent for the notes.  As calculation agent, JFSI will determine any values of the Underlying Stocks and make any other determinations necessary to calculate any payments on the notes. In making these determinations, JFSI may be required to make discretionary judgments that may adversely affect any payments on the notes.  See the sections entitled “General Terms of the Notes— Certain Terms for Notes Linked to an Underlying Stock—Market Disruption Events,”—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that JFSI is our subsidiary may cause it to have economic interests that are adverse to your interests as an investor in the notes, and JFSI’s determinations as calculation agent may adversely affect your return on the notes.

●	Research reports by our subsidiaries or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the value of An Underlying Stock.
●	Business activities of our subsidiaries or any participating dealer or its affiliates with the Underlying Stock Issuer Of Any Underlying Stock may adversely affect the value of such Underlying Stock.
●	Hedging activities by our subsidiaries or any participating dealer or its affiliates may adversely affect the value of An Underlying Stock.
PRS-13

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

●	Trading activities by our subsidiaries or any participating dealer or its affiliates may adversely affect the value of An Underlying Stock.
●
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-14

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Hypothetical Contingent Coupon Payments
Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the notes will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The examples do not reflect any specific contingent coupon payment date. The following examples assume that the notes are subject to automatic call on the applicable calculation day. The notes will not be subject to automatic call until the twelfth calculation day, which is approximately one year after the issue date. The following examples reflect a hypothetical contingent coupon rate of 12.20% per annum (the minimum contingent coupon rate that may be determined on the pricing date) and assume the hypothetical starting price, coupon threshold price and stock closing prices for each Underlying Stock indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting price or coupon threshold price. The hypothetical starting price of $100.00 for each Underlying Stock has been chosen for illustrative purposes only and does not represent the actual starting price for any Underlying Stock. The actual starting price and coupon threshold price for each Underlying Stock will be determined on the pricing date and will be set forth under “Terms of the Notes” above. For historical data regarding the actual stock closing prices of the Underlying Stocks, see the historical information provided below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its coupon threshold price and less than its starting price. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date and the notes are not automatically called.

	Class A common stock of DraftKings Inc.	Class A common stock of CrowdStrike Holdings, Inc.	Common Stock of Constellation Energy Corporation	Class A common stock of Carvana Co.
Hypothetical starting price:	$100.00	$100.00	$100.00	$100.00
Hypothetical stock closing price on relevant calculation day:	$90.00	$95.00	$80.00	$85.00
Hypothetical coupon threshold price:	$75.00	$75.00	$75.00	$75.00
Performance factor (stock closing price on calculation day divided by starting price):	90.00%	95.00%	80.00%	85.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.
In this example, the common stock of Constellation Energy Corporation has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.
Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.
Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its coupon threshold price, but less than its starting price, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the notes would not be automatically called. The contingent coupon payment would be equal to $10.17 per note, determined as follows: (i) $1,000 multiplied by 12.20% per annum divided by (ii) 12, rounded to the nearest cent.

PRS-15

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Example 2. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is less than its coupon threshold price. As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the notes are not automatically called.

	Class A common stock of DraftKings Inc.	Class A common stock of CrowdStrike Holdings, Inc.	Common Stock of Constellation Energy Corporation	Class A common stock of Carvana Co.
Hypothetical starting price:	$100.00	$100.00	$100.00	$100.00
Hypothetical stock closing price on relevant calculation day:	$60.00	$105.00	$102.00	$110.00
Hypothetical coupon threshold price:	$75.00	$75.00	$75.00	$75.00
Performance factor (stock closing price on calculation day divided by starting price):	60.00%	105.00%	102.00%	110.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.
In this example, the Class A common stock of DraftKings Inc. has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.
Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.
Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is less than its coupon threshold price, you would not receive a contingent coupon payment on the applicable contingent coupon payment date. In addition, the notes would not be automatically called, even though the stock closing prices of the better performing Underlying Stocks on the relevant calculation day are greater than their starting prices. As this example illustrates, whether you receive a contingent coupon payment and whether the notes are automatically called on a contingent coupon payment date will depend solely on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day. The performance of the better performing Underlying Stocks is not relevant to your return on the notes.
Example 3. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price. As a result, the notes are automatically called on the applicable contingent coupon payment date for the face amount plus a final contingent coupon payment.

	Class A common stock of DraftKings Inc.	Class A common stock of CrowdStrike Holdings, Inc.	Common Stock of Constellation Energy Corporation	Class A common stock of Carvana Co.
Hypothetical starting price:	$100.00	$100.00	$100.00	$100.00
Hypothetical stock closing price on relevant calculation day:	$115.00	$105.00	$115.00	$120.00
Hypothetical coupon threshold price:	$75.00	$75.00	$75.00	$75.00
Performance factor (stock closing price on calculation day divided by starting price):	115.00%	105.00%	115.00%	120.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.
In this example, the Class A common stock of CrowdStrike Holdings, Inc. has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.
Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.

PRS-16

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price, the notes would be automatically called and you would receive the face amount plus a final contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date. On the call settlement date, you would receive $1,010.17 per note.
You will not receive any further payments after the call settlement date.

PRS-17

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

The Underlying Stocks

All disclosures contained in this pricing supplement regarding the Underlying Stocks and the applicable Underlying Stock Issuers have been derived from publicly available sources.  Because the Underlying Stock Issuers are registered under the Securities Exchange Act of 1934, the Underlying Stock Issuers are required to periodically file certain financial and other information specified by the Securities and Exchange Commission (SEC). Information provided to or filed with the SEC by the Underlying Stock Issuers can be located through the SEC’s web site at sec.gov by reference to the CIK number set forth below. None of us, the calculation agent, Jefferies LLC or any of our other subsidiaries makes any representation to you as to the future performance of the Underlying Stocks.  You should make your own investigation into the Underlying Stocks.
This pricing supplement relates only to the offering of the notes and does not relate to any offering of the Underlying Stocks or any other securities of the Underlying Stock Issuers. None of us, Jefferies LLC, WFS or any of our or their respective subsidiaries or affiliates has made any due diligence inquiry with respect to the Underlying Stock Issuers in connection with the offering of the notes. None of us, Jefferies LLC, WFS or any of our or their respective subsidiaries or affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Stock Issuers and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Stock Issuers could affect the price of the Underlying Stocks and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.
DraftKings Inc.
DraftKings Inc. is a digital sports entertainment and gaming company. This Underlying Stock trades on the Nasdaq Stock Market LLC under the symbol “DKNG.” The Underlying Stock Issuer’s CIK number is 0001883685 and its SEC file number is 001-41379.
Historical Information
We obtained the closing prices of DKNG in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of DKNG for the period from July 25, 2019 (the date DKNG first started trading) to July 9, 2025. The closing price on July 9, 2025 was $42.80. The historical performance of DKNG should not be taken as an indication of the future performance of DKNG during the term of the securities.

PRS-18

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

CrowdStrike Holdings, Inc.
CrowdStrike Holdings, Inc. operates a platform designed for cybersecurity consolidation. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol “CRWD.” The Underlying Stock Issuer’s CIK number is 0001535527 and its SEC file number is 001-38933.
Historical Information
We obtained the closing prices of CRWD in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of CRWD for the period from June 12, 2019 (the date CRWD first started trading) to July 9, 2025. The closing price on July 9, 2025 was $513.51. The historical performance of CRWD should not be taken as an indication of the future performance of CRWD during the term of the securities.

Constellation Energy Corporation
Constellation Energy Corporation is a producer of carbon-free energy and a supplier of energy products and services. This Underlying Stock trades on the Nasdaq Stock Market LLC under the symbol “CEG.” The Underlying Stock Issuer’s CIK number is 0001868275 and its SEC file number is 001-41137.
Historical Information
We obtained the closing prices of CEG in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of CEG for the period from January 21, 2022 (the date CEG first started trading) to July 9, 2025. The closing price on July 9, 2025 was $317.11. The historical performance of CEG should not be taken as an indication of the future performance of CEG during the term of the securities.

PRS-19

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Carvana Co.
Carvana Co. is an e-commerce platform for buying and selling used cars. This Underlying Stock trades on the New York Stock Exchange under the symbol “CVNA.” The Underlying Stock Issuer’s CIK number is 0001690820 and its SEC file number is 001-38073.
Historical Information
We obtained the closing prices of CVNA in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of CVNA for the period from January 1, 2018 to July 9, 2025. The closing price on July 9, 2025 was $351.09. The historical performance of CVNA should not be taken as an indication of the future performance of CVNA during the term of the securities.

PRS-20

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.
The following section is the opinion of Sidley Austin LLP, our counsel. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in notes or currencies;
■	a trader in notes that elects to use a mark-to-market method of accounting for your notes holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a note as a hedge or that is hedged against interest rate risks;
■	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your notes and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. The tax treatment of your notes is uncertain.  The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we expect to take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly expect to treat your notes as variable rate debt instruments for U.S. federal income tax purposes.
Based on market conditions on the trade date, we may take the position that it is reasonably expected that the return on the notes during the first half of the notes term will be significantly greater or less than the return on the notes during the second half of the notes term. In this case, we would treat your notes as contingent payment debt instruments, as discussed below under “Alternative Treatments”. We will make a final determination as to the manner in which we intend to treat the notes on the trade date based on market conditions in effect at such time. The final prospectus supplement will set forth the manner in which we intend to treat the notes for tax purposes. Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be treated as variable rate debt instruments for tax purposes.  Under this characterization, you should include the coupon payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.
PRS-21

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes term.
You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes.  See the discussion under “Material United States Federal Income Tax Consequences — Taxation of Debt Securities — U.S. Holders — Sale, Exchange or Retirement of the Debt Securities” in the accompanying prospectus for more information.
If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Federal Taxation U.S. Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Federal Taxation — U.S. Holders — Amortizable Bond Premium” in the accompanying prospectus.
Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur.  If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes.  The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Federal Taxation— U.S. Holders— Contingent Payment Notes” in the accompanying prospectus.
You should consult your tax advisor as to the possible alternative treatments in respect of the notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:
◾	a nonresident alien individual;
◾	a foreign corporation; or
◾	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
The term “Non-U.S. Holder” does not include any of the following holders:
◾
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

◾	certain former citizens or residents of the United States; or
◾	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

PRS-22

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive in respect of any coupon payment or upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we or the applicable withholding agent may be required to withhold such taxes if any U.S.-source dividends are paid on the Underlying Stocks during the term of the notes. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to making any payments in respect of any coupon payment or any payment upon the maturity of the notes in order to avoid or minimize withholding obligations, and we or the applicable withholding agent could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we or our agents, including WFS, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. Our determination is binding on Non-U.S. Holders and withholding agents, but it is not binding on the IRS. Accordingly, the IRS could challenge our determination and assert that withholding is required in respect of your notes. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the notes.
PRS-23

Market Linked Notes— Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A Common Stock of DraftKings Inc., the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Constellation Energy Corporation and the Class A Common Stock of Carvana Co. due July 30, 2030

LEGAL MATTERS

The validity of the notes is being passed on for us by Sidley Austin LLP, New York, New York.

PRS-24